Exhibit 8.1

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
(T) 404-233-7000
(F) 404-365-9532
(W) www.mmmlaw.com

[________], 2019

Board of Directors
RW Holdings NNN REIT, Inc.
3090 Bristol Street
Suite 550
Costa Mesa, California 92626

Re:	Merger - United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to RW Holdings NNN REIT, Inc., a Maryland corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2019, by and among the Company, Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership and the operating partnership of the Company, Katana Merger Sub, LP, a Delaware limited partnership and a wholly owned subsidiary of the Company (“Merger Sub”), and Rich Uncles Real Estate Investment Trust I, an unincorporated California association (“REIT I”).  As described in the Registration Statement of the Company on Form S-4 filed on [________], 2019, with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date hereof (the “Registration Statement”), and pursuant to the Merger Agreement, the parties thereto intend to merge REIT I with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”).

This opinion concerning certain United States federal income tax consequences of the Merger has been prepared, and is being delivered, by us at your request in connection with the Registration Statement.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed the Merger Agreement, including the exhibits thereto; the Registration Statement; the representation letter of the Company delivered to us for purposes of this opinion (the “Representation Letter”); and such other documents, certificates and records as we have deemed necessary or appropriate in order to enable us to render this opinion (collectively, the “Documents”).

Morris, Manning & Martin, LLP

RW Holdings NNN REIT, Inc.
[________], 2019

In rendering this opinion, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the statements concerning the Merger and the parties thereto set forth in the Documents, including without limitation, the Merger Agreement and the Registration Statement, are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Merger Effective Time; (iii) the factual statements, representations, and covenants made by the Company in its Representation Letter dated as of the date hereof and delivered to us for purposes of this opinion are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Merger Effective Time; (iv) any such statements and representations made in the Representation Letter “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, correct, and complete without such qualification; and (v) REIT I, the Company, and Merger Sub and their respective subsidiaries will treat and report the Merger for United States federal income tax purposes in a manner consistent with this opinion.  This opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the Documents, including those set forth in the Representation Letter.  If any of the above described assumptions are untrue for any reason, this opinion may be adversely affected.

This opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which this opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that this opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions, and caveats set forth herein, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion regarding the tax consequences of the Merger or any other transactions contemplated under the Merger Agreement or the Registration Statement.  This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger and may not be used for any other purpose or relied upon by any other person without our prior written consent in each instance.  This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of this opinion.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the use of our firm name in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Most sincerely,

Morris, Manning & Martin, LLP